UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 28, 2015

DELEK US HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32868 (Commission File Number)	52-2319066 (IRS Employer Identification No.)

7102 Commerce Way Brentwood, Tennessee (Address of principal executive offices)	37027 (Zip Code)

Registrant's telephone number, including area code: (615) 771-6701

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)
On May 28, 2015, the members of the Board of Directors (the "Board") of Delek US Holdings, Inc. (the "Company") expanded the size of the Board from five to six members and elected Yonel Cohen to fill the vacancy created thereby. Mr. Cohen will hold office through the Company's 2016 annual meeting of stockholders and until the election and qualification of his successor or earlier termination of service. The Board has not yet appointed Mr. Cohen to any Board committee, and Mr. Cohen has not been a party to any transactions that would be required to be reported pursuant to Item 404(a) of Regulation S-K. The Company did not enter into any material plan, contract or arrangement with, and did not make a grant or award to, Mr. Cohen in connection with Mr. Cohen’s election to the Board.

Alon Israel Oil Company, Ltd. (“Alon Israel”) designated Mr. Cohen for service on the Board pursuant to Section 6.8 of the Stock Purchase Agreement dated April 14, 2015 between the Company and Alon Israel. Under the terms of the Stock Purchase Agreement, the Company completed the acquisition of approximately 33.7 million shares, or approximately 48 percent of the outstanding shares, of Alon USA Energy, Inc. (NYSE: ALJ) common stock from Alon Israel on May 14, 2015.

Item 9.01    Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 2, 2015	DELEK US HOLDINGS, INC.

/s/ Assaf Ginzburg
Name: Assaf Ginzburg
Title: EVP / Chief Financial Officer